EXHIBIT 3.1

BYLAWS

OF

MILL CITY VENTURES III, LTD

(Amended and Restated as of July 27, 2025)

SHAREHOLDERS

Section 1.01. Place of Meetings and Annual Meeting

Meetings of the shareholders shall be held at the principal executive office of the corporation or at such other place or places as the Board may from time to time designate. The Board may determine that shareholders not physically present in person or by proxy at a shareholder meeting may, by means of remote communication, participate in a shareholder meeting held at a designated place. The Board also may determine that a meeting of the shareholders shall not be held at a physical place, but instead solely by means of remote communication. Participation by remote communication constitutes presence at the meeting. The regular annual meeting of the shareholders shall be held on such day each year as shall be designated by the Board, and at such time as the Board may from time to time designate, for the election of Directors and for the transaction of such other business as may lawfully come before such meeting.

Section 1.02. Special Meetings

Special meetings of the shareholders may be called for any purpose or purposes, at any time, by the Chief Executive Officer; by the Chief Financial Officer; by the Board or any two or more members thereof; or by one or more shareholders holding not less than 10% of the voting power of all shares of the corporation entitled to vote, who shall demand such special meeting by written notice given to the Chief Executive Officer or the Chief Financial Officer and specifying the purpose or purposes of such meeting. The business transacted at a special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting.

Section 1.03. Meetings Held Upon Shareholder Demand

Within 30 days of receipt of a demand by the Chief Executive Officer or the Chief Financial Officer from any shareholder or shareholders entitled to call a meeting of the shareholders, it shall be the duty of the Board to cause a special or regular meeting of shareholders, as the case may be, to be duly called and held no later than 90 days after receipt of such shareholder’s or shareholders’ demand. If the Board fails to cause such a meeting to be called and held as required by this Section, the shareholder or shareholders making the demand may call the meeting by giving notice as provided in Section 1.04 at the expense of the corporation.

Section 1.04. Notices of Meetings

Except as otherwise specified in Section 1.03 or required by law, written notice of the time and place of every meeting of shareholders, and in the case of a special meeting the purpose or purposes of the meeting, shall be given at least 10 days and not more than 60 days previous thereto, to each shareholder of record entitled to vote at the meeting. Notice may be given to a shareholder by means of electronic communication if the requirements of Minnesota Statutes Section 302A.436, Subdivision 5, as amended from time to time, are met. Notice to a shareholder is also effectively given if the notice is addressed to the shareholder or a group of shareholders in a manner permitted by the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any interpretations relating thereto issued by the Staff of the Securities and Exchange Commission, provided that the corporation has first received the written or implied consent required by those rules and regulations.

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Section 1.05. Quorum

A quorum at any meeting of shareholders shall consist of shareholders representing, either in person or by proxy, one-third of the outstanding shares of the corporation entitled to vote at such meeting, except as otherwise specially provided by law. If a quorum is not present at any such meeting, such meeting may be adjourned by the chairperson of the meeting or the Chair of the Board from time to time until a quorum is present.

Section 1.06. Adjournments

Any meeting of the shareholders may be adjourned for any reasonable purpose from time to time to another date, time and place solely by (a) the chairperson of such meeting or (b) the Chair of the Board. If any meeting of the shareholders is so adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment and the adjourned meeting is held not more than 120 days after the date fixed for the original meeting. For the avoidance of doubt, any previously scheduled meeting of the shareholders (other than a special meeting held in accordance with Section 1.03 of these Bylaws) may be rescheduled, postponed or cancelled by resolution of the Board upon public notice given on or prior to the date previously scheduled for such meeting of shareholders.

Section 1.07. Proposals Regarding Business Other Than Director Nominations

(a)

The business transacted at any special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting given pursuant to Section 1.04. The proposal of business (other than the nomination and election of Directors, which is subject to Sections 2.09 and 2.10) to be considered by the shareholders at an annual meeting of shareholders may be made (i) pursuant to the corporation’s notice of meeting, (ii) by or at the direction of the Board, or (iii) by any shareholder of the corporation who complies with this Section 1.07.

(b)

For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice must be received by the Secretary not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, notice by a shareholder is timely only if so received not less than 90 days before the annual meeting or, if later, within 10 days after the first public announcement of the date of the annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting will not commence a new time period for the giving of a shareholder’s notice as required above.

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(c)	A shareholder’s notice to the corporation must set forth, as to each matter the shareholder proposes to bring before an annual meeting:

i.	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

ii.	any material interest in such business of the shareholder and of any beneficial owners on whose behalf the proposal is made;

iii.	the name and address of such shareholder, as they appear on the corporation’s books, and of any such beneficial owner;

iv.

(A) the class or series (if any) and number of shares of the corporation that are beneficially owned by such shareholder or any such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) owned beneficially by such shareholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or any such beneficial owner has a right to vote any shares of the corporation, (D) any short interest of such shareholder or any such beneficial owner in any security of the corporation (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the corporation owned beneficially by such shareholder or any such beneficial owner that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such shareholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or any such beneficial owner’s immediate family sharing the same household (which information called for by this Section 1.07(c)(iv) shall be supplemented by such shareholder not later than 10 days after the record date for the meeting to update and disclose such information as of the record date); and

v.

a representation that the shareholder is a holder of record of shares entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting, and intends to appear in person or by proxy at the meeting to make the proposal.

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(d)

The presiding officer at such meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures described in this Section 1.07 and, if the presiding officer so determines, any such business not properly brought before the meeting shall not be transacted.

(e)

“Public announcement” means disclosure (i) when made in a press release reported or released by any national news service, (ii) when contained in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act, or (iii) when given as the notice of the meeting pursuant to Section 1.04.

(f)

With respect to this Section 1.07, a shareholder must also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.07.

(g)

Notwithstanding anything to the contrary in this Section 1.07, this Section 1.07 does not apply to any shareholder proposal made pursuant to Rule 14a-8 promulgated under the Exchange Act. The requirements, procedures, and notice deadlines of Rule 14a-8 shall govern any proposal made pursuant thereto.

Section 1.08. Conduct of Meetings

The Board shall be entitled to make such rules and regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting or the Chair of the Board shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson or Chair of the Board, as applicable, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to shareholders of record of the corporation, their duly authorized and constituted proxies and such other persons as the chairperson of the meeting or Chair of the Board, as applicable, shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants, regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot, and restricting the use of cell phones, audio or video recording devices and similar devices at the meeting. Unless and to the extent determined by the Board, the Chair of the Board or the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.09. Proxies

A shareholder may cast or authorize the casting of a vote (a) by filing a written appointment of a proxy, signed by the shareholder, with an officer of the corporation at or before the meeting at which the appointment is to be effective, or (b) by telephonic transmission or authenticated electronic communication, whether or not accompanied by written instructions of the shareholder, of an appointment of a proxy with the corporation or the corporation’s duly authorized agent at or before the meeting at which the appointment is to be effective. The telephonic transmission or authenticated electronic communication must set forth or be submitted with information from which it can be determined that the appointment was authorized by the shareholder. Any copy, facsimile telecommunication, or other reproduction of the original of either the writing or transmission may be used in lieu of the original, provided that it is a complete and legible reproduction of the entire original. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

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BOARD OF DIRECTORS

Section 2.01. Regular Meetings

Regular meetings of the Board may be established by the Board. They may be held without notice at the principal executive office of the corporation, or at such other place or places as the Board may from time to time designate.

Section 2.02. Special Meetings

Special meetings of the Board may be called at any time by any member of the Board, the Chief Executive Officer, the Chief Financial Officer, or the Secretary of the corporation, to be held at the principal executive office of the corporation or at such other place or places as the Directors may from time to time designate. Notices of all special meetings of the Board shall be given to each Director by at least 24 hours’ service of the same by letter, by telephone, by electronic communication or personally, provided that when notice is mailed, at least three days’ notice shall be given.

Section 2.03. Quorum

A majority of the Directors currently holding office shall be necessary at all meetings to constitute a quorum for the transaction of business, except as otherwise provided herein, but a majority of the Directors present (although less than a quorum) may adjourn any meeting, which may be held on a subsequent date without further notice, provided that a quorum be present at such deferred meeting. If a quorum is present when a meeting is convened, the Directors present may continue to transact business until adjournment, even though the withdrawal of a number of Directors originally present leaves less than the number otherwise required for a quorum.

Section 2.04. Waiver of Notice; Previously Scheduled Meetings

(a)

A Director may waive notice of the date, time and place of a meeting of the Board. A waiver of notice by a Director entitled to notice is effective whether given before, at or after the meeting, and whether given in writing, orally, by authenticated electronic communication, or by attendance. Attendance by a Director at a meeting is a waiver of notice of that meeting, unless the Director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and thereafter does not participate in the meeting.

(b)

If the day or date, time and place of a Board meeting have been announced at a previous meeting of the Board, no additional notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken of the date, time and place at which the meeting will be reconvened.

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Section 2.05. Action in Writing

Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if authorized by a writing or writings signed, or consented to by authenticated electronic communication, by all of the Directors. For so long as the Articles of Incorporation of the corporation permit, any action required or permitted to be taken at a meeting of the Board, other than an action requiring shareholder approval, may be taken without a meeting if authorized by a writing or writings signed, or consented to by authenticated electronic communication, by that number of Directors that would be required to take the same action at a meeting of the Board at which all Directors were present. Any such action taken in a writing or writing shall be effective when signed, or consented to by authenticated electronic communication, by the required number of Directors or at such other time as is set forth therein.

Section 2.06. Electronic Communications

Any action which may be taken at a meeting of the Board may be taken by means of conference telephone, or if authorized by the Board, by any other means of remote communication, by means of which all persons participating in the meeting can hear each other, with the same effect as though all such persons were present in person at such meeting. Participation in a meeting by any such means constitutes presence in person at the meeting.

Section 2.07. Absent Directors

A Director may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the Director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Director has consented or objected.

Section 2.08. Committees

(a)

A resolution approved by the affirmative vote of a majority of the Board may establish committees having the authority of the Board in the management of the business of the corporation to the extent provided in the resolution. Committees shall be subject at all times to the direction and control of the Board, except as provided in paragraph (f) of this Section 2.08 or as otherwise provided by law.

(b)	A committee shall consist of one or more natural persons, who need not be Directors, appointed by affirmative vote of a majority of the Directors present at a duly held Board meeting.

(c)	Sections 2.01 through 2.07 apply to committees and members of committees to the same extent as those sections apply to the Board and Directors.

(d)	Minutes, if any, of committee meetings shall be made available upon request to members of the committee and to any Director.

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(e)

Unless otherwise provided in the resolution of the Board establishing the committee, a committee may create one or more subcommittees, each consisting of one or more members of the committee, and may delegate to a subcommittee any or all of the authority of the committee. In these Bylaws, unless the language or context clearly indicates that a different meaning is intended, any reference to a committee is deemed to include a subcommittee, and any reference to a committee member is deemed to include a subcommittee member.

(f)

The Board may establish a committee composed of one or more independent Directors or other independent persons to consider legal rights or remedies of the corporation and whether those rights and remedies should be pursued.

Section 2.09. Director Nominations

(a)

Only persons who are nominated in accordance with the procedures set forth in this Section 2.09 or Section 2.10 are eligible for election as Directors at an annual meeting of shareholders, unless otherwise provided in the Articles of Incorporation, or unless the corporation has entered into a written agreement, approved by the Board, respecting rights to appoint or nominate persons to serve as Directors (in which case such agreement shall exclusively control both the process by which persons shall be appointed or nominated as Directors, as the case may be, and the rights of the shareholder (or other appointing or nominating person) to include any language or statement supporting their nominee or nominees in the corporation’s proxy statement). Nominations of persons for election to the Board of Directors at an annual meeting of shareholders may be made (i) by or at the direction of the Board of Directors (or an authorized committee thereof) or (ii) by any shareholder entitled to vote for the election of Directors and who complies with the procedures set forth in this Section 2.09 or Section 2.10.

(b)

Nominations by shareholders, other than with respect to nominations by shareholders pursuant to Section 2.10, must be made pursuant to timely notice in writing to the Secretary of the corporation in accordance with this Section 2.09. In addition to such shareholder complying in all respects with the requirements of Section 14 of the Exchange Act and all other applicable provisions of state or federal law, rule or regulation (for the avoidance of doubt, including, without limitation, Rule 14a-19 promulgated under the Exchange Act (“Rule 14a-19”)), to be timely, a shareholder’s notice of nominations to be made at an annual meeting must be received by the Secretary not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, notice by a shareholder is timely only if so received not less than 90 days before the annual meeting or, if later, within 10 days after the first public announcement of the date of the annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting will not commence a new time period for the giving of a shareholder’s notice as described above.

(c)	A shareholder’s notice to the corporation of nominations for an annual meeting of shareholders must set forth:

i.

as to each person whom the shareholder proposes to nominate for election or re-election as a Director: (A) the person’s name, (B) all information relating to the person that would be required to be disclosed in solicitations subject to Rule 14a-12(c) under the Exchange Act or that is required pursuant to any other provision of Regulation 14A or any other applicable rule or regulation under the Exchange Act, and (C) the person’s written consent to be named in any proxy materials as a nominee and to serve as a Director if elected; and

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ii.

as to the shareholder giving the notice: (A) the name and address of such shareholder, as they appear on the corporation’s books, and of any beneficial owners on whose behalf the nomination is made, (B) the information called for by Section 1.07(c)(iv) hereof with respect to such shareholder and any such beneficial owner, and (C) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote for the election of Directors, will continue to be a holder of record of shares entitled to vote for the election of Directors through the date of the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

(d)

A shareholder who has delivered a notice of nomination pursuant to this Section 2.09 shall promptly certify to the corporation in writing that it has complied and will comply with the requirements of Rule 14a-19 and deliver no later than five business days prior to the meeting reasonable evidence that it has complied with such requirements.

(e)

The presiding officer at such meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Section 2.09 and, if the presiding officer so determines, the defective nomination shall be disregarded. For the avoidance of doubt, unless otherwise required by law, if any shareholder (i) provides notice pursuant to Rule 14a-19 and (ii) subsequently (A) notifies the corporation that such shareholder no longer intends to solicit proxies in support of director nominees other than the corporation’s director nominees in accordance with Rule 14a-19, (B) fails to comply with the requirements of Rule 14a-19 or (C) fails to provide reasonable evidence sufficient to satisfy the corporation that such requirements have been met, then such shareholder’s nomination(s) shall be deemed null and void and the corporation shall disregard any proxies or votes solicited for any nominee proposed by such shareholder.

(f)

With respect to this Section 2.09, a shareholder must also comply with all applicable requirements of Minnesota law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.09.

Section 2.10. Proxy Access for Director Nominations

(a)

Proxy Access Eligibility. Whenever the Board solicits proxies with respect to the election of Directors at an annual meeting of shareholders, subject to the provisions of this Section 2.10, the corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board or any committee thereof, the name, together with the Required Information (as defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board by a shareholder or group of no more than 20 shareholders that satisfies the requirements of this Section 2.10 (the “Eligible Shareholder”) and that expressly elects, at the time of providing the notice required by this Section 2.10 (the “Notice of Proxy Access Nomination”), to have such nominee included in the corporation’s proxy materials pursuant to this Section 2.10. For purposes of this Section 2.10, the “Required Information” that the corporation will include in its proxy statement is (i) the information provided to the Secretary of the corporation concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the corporation’s proxy statement pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) if the Eligible Shareholder so elects, a Supporting Statement (as defined below). The Required Information must be provided with the Notice of Proxy Access Nomination.

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(b)

Maximum Number of Shareholder Nominees. The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (i) two or (ii) 20% of the number of Directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 2.10 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20%. In the event that one or more vacancies for any reason occurs on the Board after the Final Proxy Access Nomination Date, but before the date of the annual meeting, and the Board resolves to reduce the size of the Board in connection therewith, the maximum number of Shareholder Nominees included in the corporation’s proxy materials shall be calculated based on the number of Directors in office as so reduced. For purposes of determining when the maximum number of Shareholder Nominees provided for in this Section 2.10 has been reached, each of the following persons shall be counted as one of the Shareholder Nominees:

i.	any individual nominated by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 2.10 and whose nomination is subsequently withdrawn;

ii.

any individual nominated by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 2.10 and whom the Board decides to nominate for election to the Board; and

iii.

any Director in office, as of the Final Proxy Access Nomination Date, who was included in the corporation’s proxy materials as a Shareholder Nominee for either of the two preceding annual meetings of shareholders (including any individual counted as a Shareholder Nominee pursuant to the immediately preceding clause (ii)) and whom the Board decides to nominate for re-election to the Board.

Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 2.10 shall rank such Shareholder Nominees based on the order in which the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the corporation’s proxy materials. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 2.10 exceeds the maximum number of Shareholder Nominees provided for in this Section 2.10, the highest ranking Shareholder Nominee who meets the requirements of this Section 2.10 from each Eligible Shareholder will be selected for inclusion in the corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock of the corporation each Eligible Shareholder disclosed as owned in its Notice of Proxy Access Nomination. If the maximum number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 2.10 from each Eligible Shareholder has been selected, then the next highest ranking Shareholder Nominee who meets the requirements of this Section 2.10 from each Eligible Shareholder will be selected for inclusion in the corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

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(c)

Required Shares and Minimum Holding Period. In order to make a nomination pursuant to this Section 2.10, an Eligible Shareholder must have owned (as defined below) at least 3% of the corporation’s outstanding common stock (the “Required Shares”) continuously for at least three years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is delivered to the Secretary of the corporation in accordance with this Section 2.10 and the record date for determining the shareholders entitled to receive notice of the annual meeting, and must continue to own the Required Shares through the date of the annual meeting. For purposes of this Section 2.10, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of common stock of the corporation as to which the shareholder possesses both:

i.	the full voting and investment rights pertaining to the shares, and

ii.

the full economic interest in (including the opportunity for profit from and risk of loss on) such shares, provided that the number of shares calculated in accordance with the immediately preceding clauses (i) and (ii) shall not include any shares:

(A)	sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed,

(B)	borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell, or

(C)

subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the corporation, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of:

(1)	reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or

(2)	hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate.

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A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which (i) the shareholder has loaned such shares, provided that the person has the power to recall such loaned shared on 3 business days’ notice or (ii) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the corporation are “owned” for these purposes shall be determined by the Board or any committee thereof. For purposes of this Section 2.10, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(d)	Requirements for a Group.

i.	Whenever the Eligible Shareholder consists of a group of shareholders:

(A)	a group of funds under common management and control shall be treated as one shareholder;

(B)

each provision in this Section 2.10 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the 3% ownership requirement of the “Required Shares” definition);

(C)	a breach of any obligation, agreement or representation under this Section 2.10 by any member of such group shall be deemed a breach by the Eligible Shareholder; and

(D)

the Notice of Proxy Access Nomination must designate one member of the group for purposes of receiving communications, notices and inquiries from the corporation and otherwise authorize such member to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 2.10 (including withdrawal of the nomination).

(e)

Deadline for Notice of Proxy Access Nomination. Nominations by shareholders pursuant to this Section 2.10, must be made pursuant to timely notice to the Secretary of the corporation in accordance with this Section 2.10. To be timely, a Notice of Proxy Access Nomination must be received by the Secretary not less than 120 days and not more than 150 days prior to the first anniversary of the date that the corporation distributed its proxy statement to shareholders for the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or 60 days after the first anniversary date of the preceding year’s annual meeting, the Notice of Proxy Access Nomination shall be timely only if received not less than 90 days and not more than 120 days prior to the annual meeting, or if later, within 10 days after the first public announcement of the date of the annual meeting. In no event shall the adjournment of an annual meeting, or the public announcement of such an adjournment, commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 2.10.

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(f)	Requirements for Notice of Proxy Access Nomination. To be in proper form for purposes of this Section 2.10, the Notice of Proxy Access Nomination must include or be accompanied by the following:

i.

the information and representations that would be required to be set forth in a shareholder’s notice of a nomination pursuant to Section 2.09(c) (including the written consent of each Shareholder Nominee to be named in the proxy statement as a nominee and to serve as a Director if elected);

ii.

one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to or mailed and received by the Secretary of the corporation, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide one or more written statements from the record holder and such intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date for determining the shareholders entitled to receive notice of the annual meeting, which statements must be provided within five business days after the record date;

iii.	a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

iv.	a representation that the Eligible Shareholder:

(A)	will continue to hold the Required Shares through the date of the annual meeting,

(B)	acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent,

(C)	has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Shareholder Nominee(s) it is nominating pursuant to this Section 2.10,

(D)

has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board,

(E)	has not distributed and will not distribute to any shareholder of the corporation any form of proxy for the annual meeting other than the form distributed by the corporation,

(F)	has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting,

(G)

will file with the Securities and Exchange Commission any solicitation or other communication with the corporation’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, and

(H)

has provided and will provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was or will be made or provided, not misleading,

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v.	an undertaking that the Eligible Shareholder agrees to:

(A)

assume all liability stemming from any legal or regulatory violation arising out of communications with the shareholders of the corporation by the Eligible Shareholder, its affiliates and associates or their respective agents and representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 2.10, or out of the facts, statements or other information that the Eligible Shareholder or its Shareholder Nominee(s) provided to the corporation in connection with the inclusion of such Shareholder Nominee(s) in the corporation’s proxy materials, and

(B)

indemnify and hold harmless the corporation and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its Directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 2.10, and

vi.	a written representation and agreement from each Shareholder Nominee that such Shareholder Nominee:

(A)

is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a Director of the corporation, will act or vote on any issue or question that has not been disclosed to the corporation,

(B)

is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Shareholder Nominee that has not been disclosed to the corporation, and is not and will not become a party to any agreement, arrangement or understanding with any person other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director,

(C)

has read and will comply with the corporation’s code of ethics, corporate governance guidelines, stock ownership guidelines, securities trading policy, information security policy and any other policies or guidelines of the corporation applicable to Directors, and

(D)

will make such other acknowledgments, enter into such agreements and provide such information as the Board requires of all Directors, including promptly submitting all completed and signed questionnaires required of the corporation’s Directors.

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(g)

Additional Information that May be Required. In addition to the information required pursuant to Section 2.10(f) or any other provision of these Bylaws, the corporation also may require each Shareholder Nominee to furnish any other information that: (i) may reasonably be requested by the corporation to determine whether the Shareholder Nominee would be independent under the rules and listing standards of the principal United States securities exchanges upon which the common stock of the corporation is listed or traded, any applicable rules of the Securities and Exchange Commission or any publicly disclosed standards used by the Board in determining and disclosing the independence of the corporation’s Directors; (ii) could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Shareholder Nominee; and/or (iii) may reasonably be required to determine the eligibility of such Shareholder Nominee to serve as a Director of the corporation.

(h)

Supporting Statement. The Eligible Shareholder may, at its option, provide to the Secretary of the corporation, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the Shareholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Shareholder (including any group of shareholders together constituting an Eligible Shareholder) in support of its Shareholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 2.10, the corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it believes would violate any applicable law or regulation.

(i)

Eligible Shareholder and Shareholder Nominee Duty to Update. In the event that any information or communications provided by an Eligible Shareholder or a Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect. In addition, any person providing any information pursuant to this Section 2.10 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for determining the shareholders entitled to receive notice of the annual meeting and as of the date that is 10 business days prior to such annual meeting or any adjournment or postponement thereof, and such update and supplement (or a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the applicable date) shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the corporation not later than five business days after the record date for determining the shareholders entitled to receive notice of such annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven business days prior to the date of the annual meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting).

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(j)

Resubmission of Shareholder Nominee. Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Section 2.10 for the next two annual meetings of Shareholders.

(k)

Exclusivity. This Section 2.10 provides the exclusive method for a shareholder to include nominees for election to the Board in the corporation’s proxy materials (including, without limitation, any proxy card or written ballot), other than with respect to Rule 14a-19 to the extent applicable with respect to form of proxies, and other than as otherwise set forth in a written agreement, approved by the Board, respecting the rights of a shareholder (or other nominating person) to include nominees for election to the Board in the corporation’s proxy materials and make or participate in the making of a statement supporting such nominees.

Section 2.11. Chair of the Board

The Board may elect or appoint from its members a Chair of the Board who shall preside at all meetings of shareholders and of the Board, may make reports to the Board and shareholders, and shall have such other authority and perform such other duties as the Board may from time to time determine.

Section 2.12. Size of the Board

The number of Directors comprising the Board may be either increased or decreased by resolution of the shareholders at an annual meeting or at a special meeting called for that purpose. The number of Directors comprising the Board may also be increased or decreased by resolution adopted by the affirmative vote of a majority of the Board. Any newly created directorships established by the Board shall be filled by a majority vote of the Directors serving at the time of such increase.

OFFICERS

Section 3.01. Number and Designation

The corporation shall have one or more natural persons exercising the functions of the offices of Chief Executive Officer and Chief Financial Officer. The Board and, to the extent permitted by law, the Chief Executive Officer may elect or appoint such other officers or agents as deemed necessary for the operation and management of the corporation, with such powers, rights, duties and responsibilities as may be determined by the Board or the Chief Executive Officer, including, without limitation, a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, and one or more Assistant Treasurers. Any of the offices or functions of those offices may be held by the same person.

Section 3.02. Chief Executive Officer

Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall have general active management of the business of the corporation, shall see that all orders and resolutions of the Board are carried into effect, and shall perform such other duties as the Board may from time to time determine.

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Section 3.03. President

Unless otherwise determined by the Board of Directors, the Chief Executive Officer shall be the President of the corporation. If a person other than the Chief Executive Officer is designated as President, the President shall perform such duties as the Board or the Chief Executive Officer may from time to time determine.

Section 3.04. Chief Financial Officer

Unless otherwise determined by the Board of Directors, the Chief Financial Officer shall keep accurate financial records for the corporation, shall render to the Chief Executive Officer and the Board, whenever requested, an account of the financial condition of the corporation, and shall perform such other duties as the Board or the Chief Executive Officer may from time to time determine. Unless otherwise determined by the Board of Directors, the Chief Financial Officer shall be the Treasurer of the corporation. If a person other than the Chief Financial Officer is designated as Treasurer, the Treasurer shall perform such duties as the Board or the Chief Executive Officer may from time to time determine.

Section 3.05. Vice Presidents

Any one or more of the Vice Presidents may be designated by the Board or, to the extent permitted by law, the Chief Executive Officer as an Executive Vice President or Senior Vice President, and each Vice President shall have such authority and perform such duties as the Board or the Chief Executive Officer may from time to time determine.

Section 3.06. Secretary

Unless otherwise determined by the Board of Directors, the Secretary shall issue notices for all meetings, except as otherwise provided for herein, and the Secretary shall keep minutes of all meetings, have charge of the seal (if any) and the corporate books, and make such reports and perform the other duties incident to that office, and shall have such other authority and perform such other duties as the Board or the Chief Executive Officer may from time to time determine. In the event these Bylaws or applicable require the Secretary of the corporation to perform any act, and no Secretary has been appointed by the Board or there is a vacancy in such office, the duties of the Secretary shall be undertaken by the Chief Executive Officer or President acting in the capacity of Acting Secretary.

Section 3.07. Term of Office

The officers of the corporation shall hold office until their respective successors are elected or appointed or until their earlier resignation, death or removal. Any officer elected or appointed by the Board may be removed at any time, with or without cause, by the Board or, to the extent permitted by law, by the Chief Executive Officer.

Section 3.08. Vacancies

Vacancies in any office or designation arising from any cause may be filled by the Directors or, to the extent permitted by law, the Chief Executive Officer.

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Section 3.09. Delegation; Execution of Instruments

(a)	Unless prohibited by the Board, an officer may, without the approval of the Board, delegate some or all of the duties and powers of his or her office to other persons.

(b)

All contracts, deeds, mortgages, notes, checks, conveyances, releases of mortgages and other instruments shall be signed on behalf of the corporation by the Chief Executive Officer, the President, the Chief Financial Officer, or any Vice President, or by such other person or persons pursuant to delegated authority or as may be designated or authorized from time to time by the Board or by the Chief Executive Officer.

INDEMNIFICATION

Section 4.01. Generally

The corporation shall indemnify its present and former officers, Directors, and committee members for such expenses and liabilities, in such manner, under such circumstances, and to the fullest extent, as required or permitted by Section 302A.521 of the Minnesota Statutes, as amended from time to time, or as required or permitted by other provisions of law.

SHARES

Section 5.01. Certificated and Uncertificated Shares

(a)	The shares of the corporation shall be either certificated shares or uncertificated shares. Each holder of duly issued certificated shares is entitled to a certificate of shares.

(b)

The corporation may determine that some or all of any or all classes and series of the shares of the corporation will be uncertificated shares. Any such determination shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation.

Section 5.02. Execution of Share Certificates

The certificates of certificated shares of the corporation shall bear the corporate seal (if any) and shall be signed by the Chair of the Board, the Chief Executive Officer, or the President; and by the Secretary or an Assistant Secretary (or any other executive officer of the corporation designated by the Board); but when a certificate is signed by a transfer agent or a registrar the signature of any such corporate officer and the corporate seal upon such certificate may be facsimiles engraved or printed.

Section 5.03. Lost, Stolen or Destroyed Share Certificates

In the event of a certificate of shares being lost, stolen, or destroyed, a new certificate of the same tenor and for the same number of shares as the one lost, stolen or destroyed may be issued pursuant to the standards prescribed from time to time by the Board or Chief Executive Officer.

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AMENDMENTS

Section 6.01. Amendments

These Bylaws may be altered, amended, added to, or repealed by the affirmative vote of a majority of the members of the Board at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, subject to the power of the shareholders to change or repeal such Bylaws and subject to any other limitations on such authority of the Board set forth in the Minnesota Business Corporation Act.

CERTIFIED as adopted by the Board of Directors

on July 27, 2025:

/s/ Douglas M. Polinsky

Douglas M. Polinsky

Chairman of the Board

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